UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 23, 2008

Targeted Genetics Corporation
(Exact name of registrant as specified in its charter)

Washington	0-23930	91-1549568
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 Olive Way, Suite 100, Seattle, Washington	98101
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(206) 623-7612

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

     On April 23, 2008, Targeted Genetics received a staff deficiency letter from the Nasdaq Stock Market informing Targeted Genetics that for the last 30 consecutive business days, the bid price of Targeted Genetics’ common stock has closed below the minimum $1.00 per share requirement for continued listing under Marketplace Rule 4310(c)(4).

The letter stated that under Marketplace Rule 4310(c)(8)(d), Targeted Genetics will be provided with 180 calendar days, or until October 20, 2008, to regain compliance with Marketplace Rule 4310(c)(4). To regain compliance, anytime before October 20, 2008, the bid price of Targeted Genetics’ common stock must close at $1.00 per share or more for a minimum of 10 consecutive business days.

     On October 20, 2008, if Targeted Genetics meets The Nasdaq Capital Market initial inclusion criteria set forth in Marketplace Rule 4310(c), except for the bid price requirement, it may be provided with an additional 180 calendar day compliance period to demonstrate compliance. If Targeted Genetics is not eligible for an additional compliance period at that time, Nasdaq Staff will provide written notification that Targeted Genetics’ securities will be delisted. Upon such notice, Targeted Genetics may appeal the Nasdaq Staff’s Determination to a Listing Qualifications Panel, pursuant to the procedures set forth in the Nasdaq Marketplace Rule 4800 Series. There can be no assurance that, if Targeted Genetics does appeal the Nasdaq Staff’s Determination that such appeal would be successful.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TARGETED GENETICS CORPORATION

Dated: April 25, 2008	By:	/s/ David J. Poston
David J. Poston Vice President Finance and Chief Financial Officer